Exhibit 99.01

ACM Research Reports Third Quarter 2021 Results

FREMONT, California, November 4, 2021 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a leading supplier of wafer cleaning technologies for advanced semiconductor devices, today reported financial results for its third fiscal quarter ended September 30, 2021.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We delivered impressive third quarter results, with record revenue and shipments. Our results demonstrate the effectiveness of ACM’s multi-product strategy, with solid growth from our flagship cleaning tools, and increased contribution from both electrochemical planting (ECP) and advanced packaging products. We are making great progress with major semiconductor manufacturers, with evaluation tool orders from three new potential customers.  Despite industry-wide capacity constraints, our business momentum continues, and we have narrowed the range of our 2021 outlook accordingly.”

Dr. Wang continued, “We are excited that our subsidiary ACM Research (Shanghai), Inc. expects to be soon listed on the STAR Market. We remain confident that a successful STAR Market listing, combined with the listing of ACM’s Class A common stock on the Nasdaq Global Market, will provide a strong foundation to accelerate our mission to become a global player in the semiconductor equipment industry.”

	Three Months Ended September 30,
	GAAP		Non-GAAP(1)
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Revenue	$67,013	$47,665	$67,013	$47,665
Gross margin	44.3%	42.7%	44.5%	42.8%
Income from operations	$11,795	$7,506	$13,073	$10,285
Net income attributable to ACM Research, Inc.	$10,155	$8,627	$12,352	$8,969
Basic EPS	$0.52	$0.47	$0.64	$0.49
Diluted EPS	$0.46	$0.40	$0.56	$0.42

	Nine Months Ended September 30,
	GAAP		Non-GAAP(1)
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Revenue	$164,609	$111,062	$164,609	$111,062
Gross margin	42.2%	45.0%	42.3%	45.1%
Income from operations	$19,576	$16,060	$23,399	$20,383
Net income attributable to ACM Research, Inc.	$22,192	$10,251	$24,198	$17,568
Basic EPS	$1.16	$0.57	$1.27	$0.97
Diluted EPS	$1.02	$0.48	$1.11	$0.83
(1)
Reconciliations to U.S. generally accepted accounting principles (GAAP) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation, and non-GAAP  net income attributable to ACM Research, Inc. and basic and diluted EPS also exclude non-cash changes in fair value of financial assets and liabilities and unrealized gain (loss) on trading securities.

Outlook

For fiscal year 2021, the Company now expects revenue to be in the range of $230 million to $240 million, versus the previous guidance range of $225 million to $240 million. This expectation assumes, among other factors, stability with respect to the global COVID-19 pandemic and stability in US-China trade policy. The range of ACM’s 2021 outlook reflects, among other things, variances in spending scenarios for the production ramps of key customers, management of ACM’s supply chain, and the timing of acceptances for first tools under evaluation in the field.

Third Quarter Operating Highlights and Recent Announcements

•
Shipments. Total shipments in the third quarter of 2021 were $99 million, versus $59 million in the third quarter of 2020 and $82 million in the second quarter of 2021. Total shipments include deliveries for revenue in the quarter and deliveries of first tool systems to customers for evaluation and potential revenue in future quarters.

•
SAPS Evaluation Tool Order. ACM received an evaluation tool order for its Ultra C SAPS frontside cleaning tool from a major global semiconductor manufacturer. The tool is expected to be installed for evaluation in the prospective customer’s China-based development fab in the first quarter of 2022.

•
ECP Evaluation Tool Order.  ACM Research received an evaluation tool order for its Ultra ECP map copper plating tool from a major Asia-based integrated circuit manufacturer. The tool is scheduled for delivery in early 2022 and is subject to technical qualification and other commercial terms. The tool is configured with ACM’s Multi-Anode Partial Plating function, which allows the deposition of the copper metal layer on a dual-damascene structure for its advanced technology nodes.

•
Tool Orders from Global IDM for WLP Wet Processing Tools.  ACM received orders for two Ultra C pr wet stripping systems from a leading global integrated device manufacturer (IDM). The IDM plans to deploy these in its advanced packaging manufacturing site in China for ease of use in photoresist (PR) removal in Wafer Level Packaging (WLP) applications.  The first tool was delivered during in October of 2021, and the second tool is scheduled to be delivered in the first quarter of  2022.

•
ECP Tool Orders for Wafer-Level Packaging from Compound Semiconductor Customers.  The Ultra ECP GIII plating tool supports WLP for compound semiconductors, with product offerings for silicon carbide (SiC), gallium nitride (GaN) and gallium arsenide (GaAs). The tool is also capable of plating gold (Au) into backside deep hole processes with greater uniformity and better step coverage. The Company received two orders for the Ultra ECP GIII from China-based compound semiconductor manufacturers. The first order was delivered in the second quarter of 2021 to support WLP with copper–nickel–tin-silver plating modules using second anode technology. The second order was delivered in the third quarter of 2021 for a gold (Au) plating application.

•
ACM Shanghai IPO. The Shanghai Stock Exchange has announced the pricing of the ACM Shanghai’s STAR Market IPO. If completed, the STAR Market IPO is expected to result in gross proceeds to ACM Shanghai of RMB 3.685 billion (approximately US$575 million as of November 4, 2021). The timing and successful completion of the STAR Market IPO and listing remain uncertain as they depend upon numerous factors beyond ACM Shanghai’s control.

Financial Summary

Unless otherwise noted, the following figures refer to the third quarter of 2021 and comparisons are with the third quarter of 2020.

•
Revenue was $67.0 million, up 40.6%, reflecting an increase in revenue from wet cleaning and other front-end processing tools, ECP ap tools, and advanced packaging, other advanced processing tools, services and spares.

•
Gross margin was 44.3%, up from 42.7%. Non-GAAP gross margin, which excludes stock-based compensation, was 44.5%, up from 42.8%.  Gross margin was at the high end of the range of 40.0% to 45.0% set forth in the Company’s long-term business model. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

•
Operating expenses were $17.9 million, an increase of 39.4%. Non-GAAP operating expenses, which exclude stock-based compensation, were $16.7 million, up 65.5%. Non-GAAP operating expenses as a percent of revenue increased to 25.0% from 21.2%. Higher research and development spending on new products, expenses related to sales activities, and other expenses contributed to the increase from the prior-year period.

•	Operating income of $11.8 million reflected an increase of 57.1%. Non-GAAP operating income, which excludes stock-based compensation, was $13.1 million, up 27.1%.
•
Unrealized loss on trading securities was $0.9 million in the third quarter of 2021. The loss reflects the change in market value of ACM Shanghai’s indirect investment in STAR Market IPO shares of Semiconductor Manufacturing International Corporation (SMIC), which began trading in mid-July 2020. The value was marked-to-market at quarter-end and is excluded from non-GAAP results.

•
Net income attributable to ACM Research, Inc. was $10.2 million, compared to $8.6 million.  Non-GAAP net income attributable to ACM Research, Inc., which excludes stock-based compensation, unrealized gain on trading securities, and change in fair value of financial liability, was $12.4 million as compared to $9.0 million.  Tax-related items (compared to a normalized tax rate) and the effects of foreign-exchange fluctuations on operating results provided a net benefit of $1.7 million, compared to $0.3 million.

•
Net income per diluted share attributable to ACM Research, Inc. was $0.46, compared to $0.40. Non-GAAP net income per diluted share, which excludes stock-based compensation, unrealized gain on trading securities, and change in fair value of financial liability, was $0.56, compared to $0.42. Tax-related items and the effects of foreign-exchange fluctuations on operating results resulted in a net benefit of $0.08 per share, compared to $0.02 per share.

•
Cash and equivalents at quarter-end were $65.0 million, versus $70.2 million at the end of the second quarter of 2021 and $71.8 million at the end of 2020. The quarter-over-quarter decrease was primarily due to cash flow used by operating activities.

Conference Call Details

A conference call to discuss results will be held on Friday, November 5, 2021, at 8:00 a.m. Eastern Time (8:00 p.m. China Time).  Dial-in details for the call are as follows. Please reference conference ID 8233909.

	Phone Number	Toll-Free Number
United States	+1 (661) 567-1217	+1 (833) 562-0137
Hong Kong	+852 5819 4851	+852 8009 66253
Mainland China	+86 8008700169
+86 4006828609

A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating expenses, operating income, net income (loss) attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income attributable to ACM Research, Inc. and basic and diluted EPS exclude non-cash change in fair value of financial assets and liabilities and unrealized gain on trading securities, which ACM also believes are not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in the second and third paragraphs of this press release, under the heading “Outlook” above, and in the second, third, fourth and sixth bullets under “Third Quarter Operating Highlights and Recent Announcements” above are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the intent, belief and current expectations with respect to: the demand for ACM’s tools;  the timing and ability of ACM to secure orders from, and deliver tools to, new customers; and ACM’s plans for completion of the STAR Market initial public offering of shares of ACM Shanghai, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally; anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; ACM may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude ACM’s recognition of revenue from the sale of those tools; suppliers may not be able to meet ACM’s demands on a timely basis; ACM’s technologies and tools may not gain market acceptance; ACM may be unable to compete effectively by, among other things, enhancing its existing tools, adding additional production capacity and engaging additional major customers; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the Company's products and in disruption of capital and credit markets; trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM Shanghai may not be able to complete its IPO and listing on the expected terms or within the expected time frame, if at all, for a number of reasons, many of which are outside ACM Shanghai’s control. Among other factors, the IPO is subject to closing conditions typical for initial public offerings on the STAR Market. ACM cannot guarantee any future results, levels of activity, performance or achievements.  ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations regarding these forward-looking statements or the occurrence of unanticipated events.

About ACM Research, Inc.

ACM develops, manufactures, and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The Company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. SAPS, ULTRA C, ULTRA C SAPS, and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM Research, Inc. will not assert, to the fullest extent under applicable law, its rights to the trademarks.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

Assets	September 30, 2021	December 31, 2020
	(Unaudited) (In thousands, except share and per share data)

Current assets:
Cash and cash equivalents	$65,036	$71,766
Trading securities	30,219	28,239
Accounts receivable, less allowance for doubtful accounts of $0 as of September 30, 2021 and December 31, 2020	84,787	56,441
Other receivables	13,165	9,679
Inventories	176,609	88,639
Prepaid expenses	7,531	5,892
Total current assets	377,347	260,656
Property, plant and equipment, net	10,005	8,192
Land use right, net	9,556	9,646
Operating lease right-of-use assets, net	4,599	4,297
Intangible assets, net	556	554
Deferred tax assets	15,795	11,076
Long-term investments	7,408	6,340
Other long-term assets	44,243	40,496
Total assets	469,509	341,257
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	15,201	26,147
Current portion of long-term borrowings	2,351	1,591
Accounts payable	92,825	35,603
Advances from customers	52,681	17,888
Deferred revenue	2,403	1,343
Income taxes payable	1,233	31
FIN-48 payable	83	83
Other payables and accrued expenses	25,950	18,805
Current portion of operating lease liability	2,480	1,417
Total current liabilities	195,207	102,908
Long-term borrowings	23,080	17,979
Long-term operating lease liability	2,119	2,880
Deferred tax liability	1,293	1,286
Other long-term liabilities	5,303	8,034
Total liabilities	227,002	133,087
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 150,000,000 shares authorized as of September 30, 2021 and 50,000,000 shares authorized as of December 31, 2020; 17,798,740 shares issued and outstanding as of September 30, 2021 and 16,896,693 shares issued and outstanding as of December 31, 2020	2	2
Common stock–Class B, par value $0.0001: 5,307,816 shares authorized as of September 30, 2021 and 2,409,738 shares authorized as of December 31, 2020; 1,707,605 shares issued and outstanding as of September 30, 2021 and 1,802,606 shares issued and outstanding as of December 31, 2020	-	-
Additional paid in capital	110,776	102,004
Accumulated surplus	56,479	34,287
Accumulated other comprehensive income	5,759	4,857
Total ACM Research, Inc. stockholders’ equity	173,016	141,150
Non-controlling interests	69,491	67,020
Total stockholders’ equity	242,507	208,170
Total liabilities and stockholders’ equity	$469,509	$341,257

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	( In thousands, except share and per share data)		( In thousands, except share and per share data)
Revenue	$67,013	$47,665	$164,609	$111,062
Cost of revenue	37,328	27,324	95,199	61,137
Gross profit	29,685	20,341	69,410	49,925
Operating expenses:
Sales and marketing	6,363	3,924	17,460	11,524
Research and development	7,856	4,343	21,293	13,241
General and administrative	3,671	4,568	11,081	9,100
Total operating expenses, net	17,890	12,835	49,834	33,865
Income from operations	11,795	7,506	19,576	16,060
Interest income	33	179	113	834
Interest expense	(191)	(272)	(574)	(611)
Change in fair value of financial liability	-	(6,533)	-	(11,964)
Unrealized gain (loss) on trading securities	(919)	8,970	1,817	8,970
Other expenses, net	(255)	(1,759)	(683)	(933)
Equity income in net income of affiliates	421	182	1,036	539
Income before income taxes	10,884	8,273	21,285	12,895
Income tax benefit (expense)	266	1,747	3,021	(416)
Net income	11,150	10,020	24,306	12,479
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests	995	1,393	2,114	2,228
Net income attributable to ACM Research, Inc.	$10,155	$8,627	$22,192	$10,251
Comprehensive income:
Net income	11,150	10,020	24,306	12,479
Foreign currency translation adjustment	(409)	5,757	1,259	4,099
Comprehensive Income	10,741	15,777	25,565	16,578
Less: Comprehensive income attributable to non-controlling interests and redeemable non-controlling interests	757	2,698	2,471	3,614
Comprehensive income attributable to ACM Research, Inc.	$9,984	$13,079	$23,094	$12,964

Net income attributable to ACM Research, Inc. per common share:
Basic	$0.52	$0.47	$1.16	$0.57
Diluted	$0.46	$0.40	$1.02	$0.48

Weighted average common shares outstanding used in computing per share amounts:
Basic	19,422,546	18,201,943	19,113,353	18,124,665
Diluted	22,042,516	21,555,296	21,730,340	21,257,661

ACM RESEARCH, INC.
Total Revenue by Product Category, by Equipment Type and by Region

	Three Months Ended September 30,		Nine Months Ended September 30,
Total Revenue By Product Category	2021	2020	2021	2020
Single Wafer Cleaning Tools (SAPS, TEBO, Tahoe) and Semi-Critical Cleaning Equipment	$49,448	$38,344	$127,322	$94,468
ECP (front-end and packaging), Furnace and Other Technologies	8,200	4,850	13,750	9,340
Advanced Packaging (excluding ECP), and Services & Spare Parts	9,365	4,471	23,537	7,254
	$67,013	$47,665	$164,609	$111,062

	Three Months Ended September 30,		Nine Months Ended September 30,
Total Revenue By Equipment Type (Front-end / Back-end)	2021	2020	2021	2020
Wet cleaning and other front-end processing tools	$49,448	$38,344	$127,322	$98,958
Advanced packaging, other processing tools, services & spares	17,565	9,321	37,287	12,104
	$67,013	$47,665	$164,609	$111,062

	Three Months Ended September 30,		Nine Months Ended September 30,
Total Revenue By Region	2021	2020	2021	2020
Mainland China	$66,887	$46,881	$164,319	$110,174
Other Regions	126	784	290	888
	$67,013	$47,665	$164,609	$111,062

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income, net income (loss) attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (SBC) from the equivalent GAAP financial line items. In addition, non-GAAP net income (loss) attributable to ACM Research, Inc. and basic and diluted earnings per share exclude non-cash change in fair value of financial liabilities and unrealized gain on trading securities. The following table reconciles gross margin, operating expenses, operating income, net income (loss) attributable to ACM Research, Inc., and basic and diluted earnings per share to the related non-GAAP financial measures:

	Three Months Ended September 30,
	2021				2020
	Actual	SBC	Other non-operating adjustments	Adjusted	Actual	SBC	Other non-operating adjustments	Adjusted
	(GAAP)			(Non-GAAP)	(GAAP)			(Non-GAAP)
	($ in thousands)
Revenue	$67,013	$-	$-	$67,013	$47,665	$-	$-	$47,665
Cost of revenue	(37,328)	(108)	-	(37,220)	(27,324)	(44)	-	(27,280)
Gross profit	29,685	(108)	-	29,793	20,341	(44)	-	20,385
Gross margin %	44.3%	0.2%		44.5%	42.7%	0.1%		42.8%
Operating expenses:
Sales and marketing	(6,363)	(417)	-	(5,946)	(3,924)	(237)	-	(3,687)
Research and development	(7,856)	(293)	-	(7,563)	(4,343)	(193)	-	(4,150)
General and administrative	(3,671)	(460)	-	(3,211)	(4,568)	(2,305)	-	(2,263)
Income from operations	$11,795	$(1,278)	$-	$13,073	$7,506	$(2,779)	$-	$10,285
Operating margin %	17.6%	1.9%	-	19.5%	15.7%	5.8%	-	21.6%
Change in fair value of financial liability	-	-	-	-	(6,533)	-	(6,533)	-
Unrealized gain (loss) on trading securities	(919)	-	(919)	-	8,970	-	8,970	-
Net income (loss) attributable to ACM Research, Inc.	$10,155	$(1,278)	$(919)	$12,352	$8,627	$(2,779)	$2,437	$8,969
Basic EPS	$0.52			$0.64	$0.47			$0.49
Diluted EPS	$0.46			$0.56	$0.40			$0.42

	Nine Months Ended September 30,
	2021				2020
	Actual	SBC	Other non-operating adjustments	Adjusted	Actual	SBC	Other non-operating adjustments	Adjusted
	(GAAP)			(Non-GAAP)	(GAAP)			(Non-GAAP)
	($ in thousands)
Revenue	$164,609	$-	$-	$164,609	$111,062	$-	$-	$111,062
Cost of revenue	(95,199)	(289)	-	(94,910)	(61,137)	(132)	-	(61,005)
Gross profit	69,410	(289)	-	69,699	49,925	(132)	-	50,057
Gross margin %	42.2%	0.2%		42.3%	45.0%	0.1%		45.1%
Operating expenses:
Sales and marketing	(17,460)	(1,400)	-	(16,060)	(11,524)	(495)	-	(11,029)
Research and development	(21,293)	(801)	-	(20,492)	(13,241)	(568)	-	(12,673)
General and administrative	(11,081)	(1,333)	-	(9,748)	(9,100)	(3,128)	-	(5,972)
Income from operations	$19,576	$(3,823)	$-	$23,399	$16,060	$(4,323)	$-	$20,383
Operating margin %	11.9%	2.3%	-	14.2%	14.5%	3.9%	-	18.4%
Change in fair value of financial liability	-	-	-	-	(11,964)	-	(11,964)	-
Unrealized gain on trading securities	1,817	-	1,817	-	8,970	-	8,970	-
Net income attributable to ACM Research, Inc.	$22,192	$(3,823)	$1,817	$24,198	$10,251	$(4,323)	$(2,994)	$17,568
Basic EPS	$1.16			$1.27	$0.57			$0.97
Diluted EPS	$1.02			$1.11	$0.48			$0.83